                                                                       Exhibit 1
                                                                       ---------


LOMAK PETROLEUM, INC.
                             500 THROCKMORTON STREET
                                   SUITE 2104
                             FORT WORTH, TEXAS 76102

                                                                 August 28, 1996

Richard A. Teichman, Jr.
Director
NAGIT (USA) INC.
North American Gas Investment Trust, PLC
c/o Schreck Law Associates
950 West Valley Road - Suite 2404
Wayne, PA 19087-18244

Fax No.:  (610) 341-1307

                  Re:  North Coast Energy, Inc.
                       ------------------------

Ladies and Gentlemen:

         This letter agreement sets forth the interest of Lomak Petroleum, Inc., a Delaware corporation, or any affiliate thereof ("Lomak"), to obtain an exclusive irrevocable option from North American Gas Investment Trust, PLC, a public company organized under the laws of England and Wales, and NAGIT (USA) INC., a Delaware corporation (collectively "NAGIT"), to (i) acquire all of the issued and outstanding securities of North Coast Energy, Inc., a Delaware corporation ("North Coast"), held by NAGIT and its affiliates, including, without limitation, all of the shares of North Coast Common Stock held by NAGIT and its affiliates (the "Shares") and all of NAGIT's and its affiliates' outstanding options, warrants, calls, unsatisfied preemptive rights and other rights or agreements of any kind to purchase or otherwise receive from North Coast, or any of its stockholders, any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock of North Coast or any other security of North Coast convertible into or exchangeable for any such capital stock (such shares, securities, options, warrants and other rights and agreements are collectively referred to herein as "NAGIT's Equity Interests"), and (ii) assume, other than the



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Private Contract Overriding Royalty of 3.125% ("Overriding Royalty") on certain oil and gas on certain property which shall remain the property of NAGIT, all of NAGIT's rights, benefits, obligations, duties and liabilities under the January 13, 1995 Loan and Participation Agreement between NAGIT and North Coast and the June 13, 1995 Loan Agreement between NAGIT and North Coast and any promissory note or security agreement contemplated thereby or executed in connection therewith (such loan agreements, security agreements and notes are collectively referred to herein as the "Loan Documents") (such rights, benefits, obligations, duties and liabilities are collectively referred to herein as "NAGIT's Loan Interests"), subject to the terms and conditions set forth in this letter agreement. NAGIT's Equity Interests and NAGIT's Loan Interests are more particularly described on Exhibit A attached hereto.

         1. NAGIT hereby agrees to grant Lomak, or any affiliate thereof, an exclusive irrevocable option (the "Option") from the date hereof until 12:00 PM
(Noon) EST, Tuesday, September 3, 1996 (the "Option Exercise Period") to acquire all of NAGIT's Equity Interests and NAGIT's Loan Interests for an aggregate purchase price of $1,250,000 (the "Purchase Price"). The Purchase Price shall be reduced dollar for dollar by the amount of all principal payments made with respect to NAGIT's Loan Interests after the date hereof. In consideration for NAGIT's agreement to grant the Option to Lomak, Lomak hereby agrees to provide NAGIT with a payment of $25,000 promptly following NAGIT'S execution and delivery of this letter agreement, such payment to be credited against the Purchase Price upon the completion of the sale of NAGIT's Equity Interests and NAGIT's Loan Interests to Lomak or to be retained by NAGIT in the event Lomak fails to exercise its Option to purchase NAGIT's Equity Interests and NAGIT's Loan Interests during the Option Exercise Period.

         2. If Lomak provides written notice to NAGIT during the Option Exercise Period of its intention to exercise the Option (the "Option Exercise Notice"), Lomak and NAGIT shall consummate the sale of NAGIT's Equity Interests and NAGIT's Loan Interests to Lomak or any affiliate thereof pursuant to the terms of this Letter Agreement. The closing of such sale (the "Closing") shall occur on a date (the "Closing Date") which is within five (5) days of the date Lomak delivers the Option Exercise Notice to NAGIT and, in any event, no later than September 3, 1996.




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         3. If Lomak provides an Option Exercise Notice to NAGIT, NAGIT shall, at the Closing, contribute, assign, convey, grant and deliver to Lomak, and Lomak shall acquire from NAGIT, in each case free and clear of all liens, claims, security interests and encumbrances, all of NAGIT's and its affiliates' right, title and interest in and to NAGIT's Equity Interests and NAGIT's Loan Interests. In addition, at the Closing, NAGIT will deliver to Lomak (i) such endorsements, assignments, evidence of UCC termination statements and other good and sufficient instruments of conveyance, transfer and consent, all in form and substance satisfactory to Lomak, as shall be effective to vest in Lomak title to NAGIT's Equity Interests and NAGIT's Loan Interests, free and clear of all liens, claims, security interests and encumbrances; (ii) the stock certificates representing the Shares held by NAGIT and its affiliates, with duly executed stock powers attached thereto, together with such documentation as shall be necessary to instruct North Coast to cancel such stock certificates and to issue new stock certificates for the Shares to be issued by it to Lomak; (iii) a certificate, dated the Closing Date, of the President and Secretary of NAGIT to the effect that (1) each of the representations and warranties of NAGIT set forth in paragraph 4 below were true and correct in all respects on the date of execution of this letter agreement by NAGIT and continue to be true and correct in all respects on the Closing Date, and (2) all agreements, covenants and conditions required pursuant to this letter agreement to be performed or complied with by NAGIT and its affiliates prior to or at the Closing have been performed or complied with by such parties in all respects; and (iv) an executed irrevocable proxy, substantially in the form of Exhibit B hereto, entitling Lomak to vote, in its own discretion, at the scheduled September 4, 1996 annual meeting of the stockholders of North Coast, or any adjournment or postponement thereof, all of the Shares being conveyed to Lomak pursuant to the terms hereof. Any of the requirements set forth in clauses (i) through (iv) above may be waived on or prior to the Closing Date in the sole discretion of Lomak. Upon NAGIT's satisfactory completion of the requirements set forth in clauses (i) through (iv) above, as determined by Lomak in its sole discretion, unless any such requirement is waived by Lomak, Lomak will pay the Purchase Price to NAGIT by wire transfer in immediately available funds to such bank account as shall be designated in writing by NAGIT.



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         4. NAGIT certifies that (i) NAGIT's Equity Interests and NAGIT's Loan
Interests constitute NAGIT's and its affiliates' entire ownership interest in North Coast, except for the Overriding Royalty; (ii) upon the consummation of the transactions contemplated hereby, NAGIT and its affiliates will not have any outstanding rights, subscriptions, warrants, calls, unsatisfied preemptive rights, options or other agreements of any kind to purchase or otherwise receive from North Coast, or any stockholder thereof, any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock of North Coast or any other security of North Coast or own any interest, direct or indirect, in any authorized or outstanding security of any kind convertible into or exchangeable for any capital stock of North Coast; (iii) NAGIT has good and marketable title in and to all of NAGIT's Equity Interests and NAGIT's Loan Interests, all of which are being conveyed to Lomak free and clear of all liens, claims, encumbrances, security interests or other defects in title; (iv) the making and performance of this letter agreement and the consummation of the transactions contemplated hereby by NAGIT and its affiliates, have been duly authorized by all necessary corporate action on the part of NAGIT and its affiliates and do not and will not violate any provision of law, rules or regulations applicable to NAGIT or conflict with or result in a breach of, or constitute a default under, any agreement or instrument by which NAGIT or its affiliates may be bound or affected; and (v) except for the Loan Documents and that certain Stockholders Agreement, dated as of September 29, 1994 (the "Stockholders Agreement"), among NAGIT (USA) Inc., Charles M. Lombardy and Garry Regan, there are no other agreements, understandings or commitments to which NAGIT or its affiliates are a party which relate to or affect NAGIT's ownership of NAGIT's Equity Interests or NAGIT's Loan Interests.

         5. NAGIT shall not take any action to remove George R. Begley as a director of North Coast during the Option Exercise Period and thereafter, if the option is exercised by Lomak.

         6. Each of Lomak and NAGIT shall bear all of its own costs, fees and expenses in connection with the transactions contemplated by this letter agreement. Neither Lomak nor NAGIT has incurred any liability, contingent or otherwise, for broker or finder's fees relating to the transaction contemplated by this agreement.



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         7. Each of Lomak and NAGIT shall keep strictly confidential the existence and terms and conditions of this letter agreement and the fact of discussions and negotiations between the parties hereto with respect to the subject matter hereof, except that each such party may make such disclosures to its officers, directors, employees, professional advisors, lenders and governmental entities as shall be necessary to carry out the intent of this letter agreement, or as required by applicable laws, rules and regulations. Neither of the parties hereto shall make any press release or other public announcement with respect to the transactions contemplated by this letter agreement without the prior written consent of the other party hereto and the prior approval by the other party hereto of the content and language of such release or announcement. Notwithstanding the foregoing, NAGIT shall have the right to send the notice attached hereto as Exhibit C pursuant to the Stockholders Agreement.

         8. During the Option Exercise Period, NAGIT and its principals, directors, officers and representatives will not solicit offers from any other party in connection with the acquisition of NAGIT's Equity Interests or NAGIT's Loan Interests, either directly or indirectly. If any unsolicited offer is received by NAGIT or any of its principals, directors, officers or representatives, NAGIT will promptly so inform Lomak in writing. If the Option is not exercised by Lomak during the Option Exercise Period, NAGIT and its principals, directors, officers and representatives will have no further non-solicitation obligations pursuant to the terms hereof.

         9. Lomak agrees to indemnify and hold harmless NAGIT and each of its directors, officers and representatives (each an "Indemnified Party") and hereby holds each Indemnified Party harmless from any liability and/or expense, arising out of a claim by a third party based upon this Agreement and the transactions contemplated hereby. Promptly after receipt by an Indemnified Party of notice of the commencement of any action, suit or proceeding involving such Indemnified Party (any such action, suit or proceeding is hereafter referred to as an "Indemnification Event"), such Indemnified Party shall notify Lomak in writing of the commencement thereof. Lomak shall have the obligation to defend the Indemnified Party with Lomak's counsel or, if deemed necessary by Lomak's counsel, with independent counsel approved by Lomak's counsel. As long as Lomak is conducting the defense of any Indemnification Event, the





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Indemnified Party (i) agrees to fully cooperate with Lomak in defending such
Indemnification Event, (ii) will not consent to the entry of any judgment or enter into any settlement with respect to such Indemnification Event without the prior written consent of Lomak, and (iii) agrees to consent to the entry of any judgment or settlement with respect to such Indemnification Event which Lomak deems appropriate.


         10. Lomak shall have the right of first refusal to acquire the Overriding Royalty should NAGIT seek to sell the Overriding Royalty to a non-affiliated third party. NAGIT shall give LOMAK notice of any proposed sale. Lomak shall have the right to buy The Overriding Royalty for a period of thirty days thereafter on the same terms set forth in the notice. Should Lomak not exercise its right of first refusal and should the proposed sale not then be completed within 30 days thereafter on such terms, Lomak's right of first refusal shall again become effective.

         11. This letter agreement constitutes a binding and enforceable obligation on the part of each of Lomak and NAGIT and shall inure to the benefit of Lomak and NAGIT and their respective successors and assigns, except that NAGIT may not transfer or assign any of its rights or obligations hereunder without the prior written consent of Lomak.

         12. This letter agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

         Unless earlier extended or terminated by Lomak in writing or accepted by NAGIT, the proposal set forth herein shall expire at 11:00 p.m. (EST), on August 28, 1996.




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         If the foregoing is acceptable to you, please execute two (2) copies of this letter in the space provided for NAGIT's signature below, and return one
(1) fully executed copy to Lomak as soon as possible.

                                        Very truly yours,

                                        LOMAK PETROLEUM, INC.

                                        By:
                                           ----------------------------
                                           Name:  C. Rand Michaels
                                           Title: Vice Chairman

Accepted and agreed to in all respects as of August 28, 1996.

NAGIT (USA) INC.                        NORTH AMERICAN GAS INVESTMENT
                                            TRUST, PLC

By:                                     By:
   -----------------------------           ------------------------------
   Richard A. Teichman, Jr.                Richard A. Teichman, Jr.
   Director, Vice President                Authorized Agent




                                       7
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                                    EXHIBIT A

                      SCHEDULE OF ASSETS TO BE TRANSFERRED

1.       1,899,000 shares of North Coast Common Stock.

2.       (a)      Warrant to purchase 200,000 shares of North Coast
                  Common Stock at an exercise price of $1.20 per share through June 12, 2000.

         (b) Warrant to purchase 300,000 shares of North Coast Common Stock at an exercise price of $1.00 per share through June 12, 1998.

3. 8% Convertible Subordinated Note in the principal amount of $1,000,000 pursuant to Loan Agreement dated as of June 13, 1995, between NAGIT and North Coast plus accrued interest thereon.

4. All rights of NAGIT under a Loan and Participation Agreement dated as of January 13, 1995 between NAGIT and North Coast, including, without limitation, a principal balance outstanding as of August 28, 1996 of $304,791, but specifically excluding the Overriding Royalty.

                                    EXHIBIT B

                                IRREVOCABLE PROXY

         The undersigned party, NAGIT (USA) INC., a Delaware corporation ("NAGIT"), hereby appoints Lomak Petroleum, Inc., a Delaware corporation, C. Rand Michaels, Walter M. Epstein, Steve Grose, Ken Nachbar, or Jeffrey R. Wolters or any of them acting singly, proxy (with full power of substitution to each and to each substitute appointed pursuant to such power) of NAGIT, in order to vote, in its or his sole discretion, all of the shares of capital stock of North Coast Energy, Inc., a Delaware corporation (the "Corporation"), held of record by NAGIT at the close of business on July 8, 1996 for which NAGIT may be entitled to vote at the Annual Meeting of the Stockholders of the Corporation commencing at 1:00 p.m. (EDT) on Wednesday, September 4, 1996 (the "Annual Meeting"), and at any adjournments or postponements thereof, with all rights and powers NAGIT would possess if present at such Annual Meeting upon all of the matters which may properly come before the stockholders of the Corporation at such Annual Meeting, including, without limitation, all matters set forth in the Notice of Meeting provided by the Corporation to NAGIT and the other stockholders of the Corporation with respect to such Annual Meeting. NAGIT hereby revokes all proxies, if any, hitherto given or executed by it to other parties, including, without limitation, the Corporation or any director, officer, employee or representative thereof, in connection with the Annual Meeting or any adjournment or postponement thereof.

Dated:                                   NAGIT (USA) INC.



                                         By:
                                             ---------------------------
                                             Richard A. Teichman, Jr.
                                             Vice President and Director

                                    EXHIBIT B

                                IRREVOCABLE PROXY

         The undersigned party, NAGIT (USA)("NAGIT"), hereby appoints Lomak Petroleum, Inc., a Delaware corporation, C. Rand Michaels, Walter M. Epstein, Steve Grose, Ken Nachbar, or Jeffrey R. Wolters or any of them acting singly, proxy (with full power of substitution to each and to each substitute appointed pursuant to such power) of NAGIT, in order to vote, in its or his sole discretion, all of the shares of capital stock of North Coast Energy, Inc., a Delaware corporation (the "Corporation"), held of record by NAGIT at the close of business on July 8, 1996 for which NAGIT may be entitled to vote at the Annual Meeting of the Stockholders of the Corporation commencing at 1:00 p.m.
(EDT) on Wednesday, September 4, 1996 (the "Annual Meeting"), and at any adjournments or postponements thereof, with all rights and powers NAGIT would possess if present at such Annual Meeting upon all of the matters which may properly come before the stockholders of the Corporation at such Annual Meeting, including, without limitation, all matters set forth in the Notice of Meeting provided by the Corporation to NAGIT and the other stockholders of the Corporation with respect to such Annual Meeting. NAGIT hereby revokes all proxies, if any, hitherto given or executed by it to other parties, including, without limitation, the Corporation or any director, officer, employee or representative thereof, in connection with the Annual Meeting or any adjournment or postponement thereof.

Dated:                                    NAGIT (USA)

                                          By:
                                              -----------------------------
                                              Richard A. Teichman, Jr.
                                              Vice President and Director

                                   EXHIBIT B

                               IRREVOCABLE PROXY

        The undersigned party, North American Gas Investment Trust, PLC, ("NAGIT"), a Delaware corporation ("NAGIT"), hereby appoints Lomak Petroleum, Inc., a Delaware corporation, John H. Pinkerton and C. Rand Michaels, or any of them acting singly, proxy (with full power of substitution to each and to each substitute appointed pursuant to such power) of NAGIT, in order to vote, in its or his sole discretion, all of the shares of capital stock of North Coast Energy, Inc., a Delaware corporation (the "Corporation"), held of record by NAGIT at the close of business on July 8, 1996 for which NAGIT may be entitled to vote at the Annual Meeting of the Stockholders of the Corporation commencing at 1:00 p.m. (EDT) on Wednesday, September 4, 1996 (the "Annual Meeting"), and at any adjournments or postponements thereof, with all rights and powers NAGIT would possess if present at such Annual Meeting upon all of the matters which may properly come before the stockholders of the Corporation at such Annual Meeting, including, without limitation, all matters set forth in the Notice of Meeting provided by the Corporation to NAGIT and the other stockholders of the Corporation with respect to such Annual Meeting. NAGIT hereby revokes all proxies, if any, hitherto given or executed by it to other parties, including without limitation, the Corporation or any director, officer, employee or representative thereof, in connection with the Annual Meeting or any adjournment or postponement thereof.

Dated:                                 NORTH AMERICAN GAS INVESTMENT
                                         TRUST, PLC



                                       By:
                                          --------------------------
                                           Name:
                                           Title: